Press Release	Source: instaCare Corp.

instaCare Corp. Announces Agreements with Two Major Pharmaceutical Companies to Supply Diabetic Monitoring Products Valued at $12 Million Per Year

Wednesday February 8, 7:30 am ET

Company Adding Asthma Control and Other Chronic Disease Control Product Lines

NEW YORK--(BUSINESS WIRE)--Feb. 8, 2006--instaCare Corp. (OTCBB:ISCR - News), a leading distributor of life-saving prescription drugs and a developer of patent-pending technologies for e-health and EMR applications, today announced the execution of contracts with two of the largest multinational pharmaceutical manufacturing companies to distribute their broad lines of diabetic monitoring and testing products to the Company's rapidly expanding long term and residential care client and services base.

instaCare expects the two contracts to provide product that will generate revenues of approximately $12 million this fiscal year, with substantial opportunity for growth. Collectively, the two direct sources of the products account for almost 60 percent of the total home diabetes monitoring market. Chronic diseases are often the underlying cause of significant acute illnesses, disability and death for many Americans. Spending on these conditions accounts for the majority of Medicare expenditures. Approximately 18 percent of Medicare beneficiaries have diabetes, but these conditions account for 32 percent of Medicare spending.

The opportunity to consolidate pharmaceuticals, disease monitoring and home testing within an e-prescribing, home-delivery infrastructure represents a vast opportunity for instaCare. To meet this opportunity, instaCare has recently commenced shipments of asthma control products and will provide additional details regarding this opportunity in the coming weeks as the Company's shipments and market share increase.

Robert Cox, chairman and chief executive officer of instaCare, commented, "These contracts represent an important milestone for instaCare and provide significant impetus to further expand our market share in the home testing market. Since we made a strategic decision to focus on this market in 2005, we have established a robust and profitable pipeline for these life-enhancing products, and the expansion into home testing products for disease management is both a natural extension of our capabilities and a new revenue opportunity for the Company. A significant portion of the trillion dollars spent each year on healthcare involves chronic disease states, and we believe we can bring an increased level of efficiency to this vast and growing market."

Forward Looking Statements:

This release contains forward-looking statements about our business or financial condition that reflect our assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. There may be other risks and circumstances that we are unable to predict. When used in this release, words such as "believes," "expects," "forecasts," "intends," "projects," "plans," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements, although there may be certain statements not accompanied by such expressions.

For further information, visit the company's Web Site: http://www.instacare.net or http://www.caredecision.net

Contact:

instaCare Corp.

Keith Berman, 805-446-1973

kmb@instacare.net

or

Investor Relations Contacts:

Lippert/Heilshorn & Associates, Inc.

Kim Sutton Golodetz (kgolodetz@lhai.com)

Lisa Lindberg (llindberg@lhai.com)

212-838-3777